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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated July 10, 1998 included in the Company's Current Report on Form 8-K on the consolidated financial statements of First Sierra Financial, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and to all references to our Firm included in this registration statement. It should be noted that the independent public accountant's report on financial statements previously filed on Form 10-K and incorporated by reference in this registration statement is no longer appropriate since restated financial statements have been presented giving effect to business combinations accounted for as poolings-of-interests.


ARTHUR ANDERSEN LLP

Houston, Texas
August 19, 1998